Exhibit 5.1

November 29, 2023

XORTX Therapeutics Inc.

3710 – 33rd Street NW

Calgary, Alberta T2L 2M1

Canada

Dear Sirs/Mesdames:

Re:	XORTX Therapeutics Inc. – Registration Statement on Form F-3 and Prospectus

We have acted as Canadian counsel to XORTX Therapeutics Inc., a corporation existing under the laws of British Columbia, Canada (the “Company”). We are furnishing this opinion in connection with the at-the-market offering by the Company of common shares of the Company for up to US$3,701,931 (the “Common Shares”) pursuant to a registration statement on Form F-3, Registration File No. 333-269429 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission, including a base prospectus (the “Base Prospectus”), and the Prospectus Supplement dated November 29, 2023 (together with the Base Prospectus being the “Prospectus”). The Common Shares are to be sold in the United States through H.C. Wainwright & Co., LLC (the “Manager”) from time to time by the Company pursuant to the Registration Statement, Prospectus and that certain At The Market Offering Agreement dated as of November 29, 2023 by and between the Manager and the Company (the “ATM Agreement”).

1.	Materials Reviewed

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus and the ATM Agreement. We have also examined the resolutions of the Board of Directors of the Company in respect of the Prospectus, Registration Statement, ATM Agreement and issuance of the Common Shares for up to US$3,701,931 pursuant thereto (the “Resolutions”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed below.

2.	Assumptions and Fact Reliance

We have assumed that at all relevant times:

(a)	all information contained in all documents reviewed by us is true and correct;

(b)	the genuineness of all signatures on all documents examined by us and the legal capacity of all natural persons;

(c)	the authenticity of all documents submitted to us as originals;

(d)	the conformity to original documents of all documents submitted to us as copies, whether facsimile, electronic, photostatic, certified or otherwise, and the authenticity of the originals of such copies;

(e)	each natural person signing any document reviewed by us had the legal capacity to do so, none of which facts we have independently verified;

(f)	no order, ruling or decision of any court or regulatory or administrative body is in effect at any relevant time that restricts the issuance of the Common Shares;

(g)	there is no foreign law that would affect the opinion expressed herein;

(h)	at the time of the execution and delivery of any documents relating to the Common Shares or the offering thereof, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties;

(i)	the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents;

(j)	the Company has the necessary corporate power and capacity to execute, deliver and perform its obligations under the terms and conditions of the ATM Agreement;

(k)	the Company has the necessary corporate power and capacity to authorize, create, authenticate, validly issue, sell and deliver the Common Shares and perform its obligations under the terms and conditions of the Common Shares ;

(l)	all necessary corporate action has been taken by the Company to duly authorize the execution and delivery by the Company of the ATM Agreement and the performance of its obligations under the terms and conditions thereof;

(m)	all necessary corporate action has been taken by the Company to duly authorize, create, authenticate, sell, deliver and validly issue the Common Shares and to perform its obligations under the terms and conditions of the Common Shares, and all of the terms and conditions relevant to the execution, delivery and issuance of the Common Shares in the ATM Agreement have been complied with;

(n)	all necessary corporate action has been taken by the Company to duly authorize the terms of the offering of the Common Shares and related matters;

(o)	the ATM Agreement (i) has been duly authorized, executed and delivered by all parties thereto and such parties had the capacity to do so; (ii) constitutes a legal, valid and binding obligation of all parties thereto; (iii) is enforceable in accordance with its terms against all parties thereto; and (iv) is governed by the laws of the State of New York;

(p)	the Common Shares have been duly authorized, created, authenticated, sold and delivered and validly issued by the Company and any other person signing or authenticating the Common Shares, as applicable;

(q)	the terms of the offering of the Common Shares and related matters have been duly authorized by the Company;

(r)	the Company has complied, and will comply, with the Business Corporations Act (British Columbia).

(s)	the execution and delivery of the ATM Agreement and the performance by the Company of its obligations under the terms and conditions thereunder do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the notice of articles or articles of the Company, any resolutions of the board of directors or shareholders of the Company, any agreement or obligation of the Company, or applicable law;

(t)	the authorization, creation, authentication, sale, delivery and issuance of the Common Shares and the Company’s performance of its obligations under the terms and conditions of the Common Shares do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the notice of articles or articles of the Company, any resolutions of the board of directors or shareholders of the Company, any agreement or obligation of the Company, or applicable law; and

(u)	the terms of the offering of the Common Shares and related matters do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the notice of articles or articles of the Company, any resolutions of the board of directors or shareholders of the Company, any agreement or obligation of the Company, or applicable law;

Where our opinions expressed herein refer to any of the Common Shares having been issued as being “fully-paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has been paid for such shares. No opinion is expressed as to the adequacy of any consideration received.

We have no responsibility or obligation to (i) update this opinion, (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

3.	Applicable Laws

We are qualified to carry on the practice of law in the Province of British Columbia. The opinions expressed below are restricted to the laws of the Province of British Columbia and the laws of Canada applicable therein, in each case, in effect on the date hereof. We express no opinion with respect to the laws of any other jurisdiction.

4.	Opinions

Based upon and relying on the foregoing, and subject to the assumptions and qualifications expressed herein, we are of the opinion that, on the date hereof, the Common Shares, when issued, sold and delivered in the manner and for the consideration set forth in and in accordance with the ATM Agreement and the Resolutions, upon payment of the consideration provided therein to the Company, will be validly issued, fully paid and non-assessable.

5.	Qualifications

This opinion letter has been prepared for your use in connection with the Registration Statement and the Prospectus and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Prospectus, the Registration Statement or the Common Shares.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm on the cover page and under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby agree that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Fasken Martineau DuMoulin LLP

Fasken Martineau DuMoulin LLP